UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 29, 2013

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	0-12422 (Commission File Number)	35-1562245 (IRS Employer Identification No.)

2105 N. State Road 3 Bypass

 Greensburg, Indiana 47240

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (812) 663-6734

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                        Results of Operations and Financial Condition.

On July 29, 2013, MainSource Financial Group, Inc. (the “Company”), issued a press release announcing certain financial results for the quarter ended June 30, 2013.  The press release is furnished with this report as Exhibit 99.1.

Item 8.01.                                        Other Events.

On July 29, 2013, the Company also announced that its Board of Directors had declared a quarterly dividend of $.08 per share payable on September 16, 2013 to common shareholders of record as of September 6, 2013.

Also on July 29, 2013, the Company announced that it intends to redeem the remaining 15,100,000 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A that were issued under the United States Treasury’s Capital Purchase Program (“CPP Preferred Stock”). The effective date for the redemption will be August 12, 2013. The shares are being redeemed from third-parties that purchased the CPP Preferred Stock from the United States Department of the Treasury in a modified Dutch auction last year.

The purchase price for shares of the Company’s CPP Preferred Stock in the redemption will be the stated liquidation value of $1,000.00 per share, plus any accrued or unpaid dividends that have been earned thereon up to, but not including, the date of redemption. The Company anticipates the total cost of redeeming the remaining shares of CPP Preferred Stock will be approximately $15.3 million. The Company has received all necessary regulatory approvals to complete the planned redemption.  Following the redemption, no shares of the Company’s CPP Preferred Stock will remain outstanding.

A copy of the press release is attached as Exhibit 99.1.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press Release of MainSource Financial Group, Inc. dated July 29, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2013

MAINSOURCE FINANCIAL GROUP, INC.

By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of MainSource Financial Group, Inc. dated July 29, 2013